Exhibit 99.1

FOR IMMEDIATE RELEASE

October 26, 2010

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Third Quarter Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 123-year-old IBERIABANK (www.iberiabank.com) and IBERIABANK fsb (www.IBERIABANKfsb.com), reported improved asset quality ratios, capital strength, and earnings results for the quarter ended September 30, 2010. The Company’s levels of nonperforming assets, loans past due 30 days or more, and classified assets, and its commercial loan watch list each improved between June 30, 2010 and September 30, 2010. At quarter-end, the Company possessed one of the strongest regulatory capital ratios for bank holding companies with assets in excess of $5 billion. For the third quarter of 2010, the Company reported income available to common shareholders of $14 million and fully diluted earnings per share (“EPS”) of $0.52. Excluding one-time acquisition costs, earnings were $15 million and EPS was $0.56, or an increase of 34% compared to the second quarter of 2010 (“linked quarter basis”).

Daryl G. Byrd, President and Chief Executive Officer, commented, “The third quarter was a period of incremental improvement for our Company. Our extremely favorable credit quality measures showed continued improvement. Our excess cash and capital are methodically and patiently being deployed. Our business lines exhibited strength, and our newest business line, Iberia Capital Partners, has commenced operations.” Byrd continued, “Our IBERIABANK family welcomes the clients and associates of Sterling Bank, who joined our organization three months ago. We are very pleased with the successful assimilation of Sterling’s operations into IBERIABANK.”

Byrd continued, “Our industry has experienced significant upheaval recently regarding the suspension of residential mortgage foreclosure processes to ensure foreclosure documentation and procedures are accurate, adequately reviewed, and appropriately administered. A related industry concern is the potential forced repurchase of mortgage loans that were sold to investors, the origination of which was later found to involve questionable underwriting and documentation. We don’t foresee these items being significant issues for our Company given the types of lending we have historically focused upon, the quality of our underwriting, limited housing price pressures in our legacy markets, and the strength of our loan servicing and resolution processes.”

Operating Results Summary

Diluted net income to common shareholders in the third quarter of 2010 totaled $14 million, up 58% on a linked quarter basis, and down 44% compared to the same quarter last year. EPS was $0.52 in the third quarter of 2010, an increase of 58% on a linked quarter basis, and a decrease of 58% compared to the same quarter last year. For the third quarter of 2010, return on average assets (“ROA”) was 0.52%, return on average common equity (“ROE”) was 4.24%, and return on average tangible common equity was 5.64%.

Acquisition and Merger. The Company completed its FDIC-assisted acquisition of selected assets and assumption of selected liabilities associated with Sterling Bank on July 23, 2010, including $54 million in investment securities, $151 million in loans (after discounts), and $287 million in deposits. Financial statements reflect the impact of that acquisition beginning on that date. Sterling Bank was formerly headquartered in Lantana, Florida, with six offices in the Miami-Fort Lauderdale Metropolitan Statistical Area (“MSA”). The conversions of branch and operating systems were successfully completed over the weekend of October 16-17, 2010.

On August 23, 2010, the Company announced its intention to merge its IBERIABANK fsb subsidiary into IBERIABANK. The merger is anticipated to be completed in the fourth quarter of 2010.

During the third quarter of 2010, the Company incurred one-time pre-tax acquisition and conversion-related costs of $1 million, or $0.04 per share on an after-tax basis, and $4 million, or $0.08 per share on an after-tax basis in the second quarter of 2010.

Excess Cash and Margin. The Company held $1.1 billion in excess cash on average in the second quarter of 2010, compared to $1.0 billion in the third quarter of 2010. The Company’s tax-equivalent net interest margin (“margin”) declined 14 basis points on a linked quarter basis to 2.91% in the third quarter of 2010. The aggregate excess cash position suppressed the margin approximately 45 and 37 basis points in the second and third quarters of 2010, respectively. The Company estimates the excess cash reduced EPS by $0.29 and $0.22 in the second and third quarters of 2010, respectively.

Surplus Capital. On March 8, 2010, the Company issued and sold 5,973,207 shares of common stock in an underwritten public offering, with net proceeds of $329 million. The Company estimates EPS was suppressed due to the additional outstanding shares by $0.09 and $0.14 per share in the second and third quarters of 2010, respectively.

Loan Loss Provision and FDIC Loss Share Accounting. In connection with the FDIC-Assisted transactions, the Company was required under generally accepted accounting principles to establish homogeneous pools of loans with common characteristics. In the third quarter of 2010 the Company recorded pre-tax provision expense of $2 million, or $0.05 per share, related to FDIC covered loans associated with those select loan pools. These figures compare to $6 million, or $0.15 per share, on a linked quarter basis.

Security Transactions And Debt Repayment. In the third quarter, the Company incurred an other than temporary impairment (“OTTI”) totaling $0.5 million on a revenue municipal security that was acquired in an acquisition in 2007. In September 2010, the Company sold $213 million in investment securities yielding 2.80%, resulting in a gain of $4.1 million. The Company also repaid $78 million in long-term debt at an annualized cost of 4.03%, resulting in a loss of $3.5 million and $25 million in sub-debt that carried an approximate net yield of 6.00% for a loss of $0.2 million. The losses associated with the debt repayment and the OTTI were recorded in the income statement under “other expense.”

Balance Sheet Summary

Total assets increased $184 million, or 2%, since June 30, 2010, to $10.6 billion at September 30, 2010. Over this period, total loans increased $31 million, or 1%, and total deposits increased $190 million, or 2%. Total shareholders’ equity increased $2 million, or less than 1%, since June 30, 2010.

The majority of assets acquired in the four FDIC-assisted transactions completed in 2009 and 2010 are covered under FDIC loss sharing arrangements (“covered assets”), and loan valuations incorporate estimated losses. As a result, a significant portion of the Company’s nonperforming assets has minimal loss exposure. Total Nonperforming Assets (“NPAs”) at September 30, 2010 were $972 million, down $57 million, or 6%, compared to June 30, 2010. Excluding $908 million in NPAs covered under the FDIC-assisted agreements, NPAs at September 30, 2010 were $65 million, down $4 million, or 6%, compared to June 30, 2010. On that basis, NPAs were 0.81% of total assets at September 30, 2010, compared to 0.86% of assets at June 30, 2010 and 0.93% one year ago.

Loans

In the third quarter of 2010, total loans increased $31 million, or 1%. Excluding the FDIC-assisted transactions, loans increased $42 million, or 1%, over that period. Between the times at which the acquisitions were completed and September 30, 2010, loans acquired in the FDIC acquisitions decreased by approximately $381 million, or 20%.

The loan portfolio at September 30, 2010, was comprised of disparate components. Approximately 26% of the Company’s $5.8 billion loan portfolio at that date was comprised of assets covered under FDIC loss share agreements, which provide considerable protection against credit risk on those covered assets. The remaining $4.3 billion in loans at September 30, 2010, were associated with the Company’s legacy franchise, and underwritten under the Company’s guidelines.

Period-End Loan Volumes ($ in Millions)

Loans

	9/30/09	12/31/09	3/31/10	6/30/10	9/30/10
Commercial	$2,556	$2,748	$2,825	$2,878	$2,947
Consumer	923	914	912	929	926
Mortgage	467	452	441	430	406

Non-FDIC Loans	$3,946	$4,114	$4,178	$4,237	$4,279
Covered Loans	$353	$1,670	$1,561	$1,524	$1,512

Total Loans	$4,299	$5,784	$5,739	$5,761	$5,791
Non-FDIC Growth	3%	4%	2%	1%	1%

On a linked quarter basis, the yield on average total loans decreased 36 basis points to 6.14%. The decline in average loan yield was primarily driven by FDIC loss share covered assets and a 14 basis point decline in non-covered loans. Yields on commercial and consumer loans decreased 34 and 60 basis points, respectively, on a linked quarter basis. The yield on mortgage loans increased 16 basis points over that period.

Commercial real estate (“CRE”) loans totaled $2.5 billion at September 30, 2010, and the average loan size was $635,000. At September 30, 2010, approximately $1.0 billion, or 40%, of the total CRE portfolio was covered under the loss share agreements with the FDIC. In addition, loans covered under those agreements were purchased at substantial discounts from the FDIC and are expected to offset much of the remaining credit loss exposure and servicing costs. The remaining $1.5 billion in legacy CRE loans included $617 million in owner-occupied loans (1.99% past due 30 days or more) and $930 million in non-owner occupied CRE loans (2.15% past due 30 days or more). The legacy CRE portfolio had loans past due 30 days or more (including nonaccruing loans) equal to 2.08% of the CRE loans outstanding, compared to 2.79% at June 30, 2010. Non-owner occupied CRE loans equated to 78% of total risk based capital at September 30, 2010. At September 30, 2010, many of the local legacy markets remained economically healthy compared to the national economy.

At September 30, 2010, approximately 25% of the Company’s direct consumer loan portfolio (net of discounts) was covered under the FDIC loss share agreements. The remaining legacy consumer portfolio maintained favorable asset quality. The average credit score of the legacy consumer loan portfolio was 722, and loans past due 30 days or more were 0.61% of consumer loans at September 30, 2010 (an improvement compared to 0.81% at June 30, 2010). Legacy home equity loans totaled $322 million at September 30, 2010, with 0.75% past due 30 days or more (0.82% at June 30, 2010). Legacy home equity lines of credit totaled $206 million, with 0.42% past due 30 days or more (0.80% at June 30, 2010). Annualized net charge-offs in this portfolio were 0.87% of total consumer loans in the third quarter of 2010 (0.58% in the second quarter of 2010). The weighted average loan-to-value at origination for this portfolio over the last three years was approximately 67%.

The indirect automobile portfolio totaled $267 million at September 30, 2010, down 1% compared to the portfolio at June 30, 2010. This portfolio equated to 5% of total loans and had 0.78% in loans past due 30 days or more (including nonaccruing loans) at September 30, 2010 (unchanged from 0.78% at June 30, 2010). Annualized net charge-offs in the indirect loan portfolio equated to approximately 0.11% of average loans in the third quarter of 2010 (an improvement from 0.15% in the second quarter of 2010). Approximately 87% of the indirect automobile portfolio was to borrowers in the Acadiana region of Louisiana, which currently experiences a relatively favorable unemployment rate (6.6% at August 2010, the 45th lowest unemployment rate of 372 MSAs in the United States).

Deposits

During the third quarter of 2010, total deposits increased $190 million, or 2%, and increased $33 million, or 1%, excluding the FDIC transactions. Between the consummation dates of the FDIC-assisted acquisitions and September 30, 2010, acquired deposits, excluding brokered deposits, increased approximately $221 million, or 8%, which was more favorable than the Company’s expectations at closing.

Period-End Deposit Volumes ($ in Millions)

Deposits

	9/30/09	12/31/09	3/31/10	6/30/10	9/30/10
Noninterest	$629	$875	$825	$821	$857
NOW Accounts	959	1,352	1,407	1,333	1,254
Savings/MMkt	1,327	2,252	2,571	2,808	3,013
Time Deposits	1,861	3,077	3,153	3,112	3,139

Total Deposits	$4,776	$7,556	$7,956	$8,074	$8,264
Growth	14%	58%	5%	1%	2%

Noninterest bearing deposits totaled $857 million at September 30, 2010, up $37 million, or 4%, compared to June 30, 2010. Excluding the FDIC-assisted transactions, noninterest bearing deposits increased $19 million, or 3%, over this period. On a linked quarter basis, average noninterest bearing deposits increased $22 million, or 3%, and interest-bearing deposits increased $301 million, or 4%. The rate on average interest bearing deposits in the third quarter of 2010 was 1.32%, a decrease of 14 basis points on a linked quarter basis. In the month of September 2010, the average cost of interest bearing deposits was 1.24%.

In September 2010, the Company paid off $78 million in long-term debt at an annualized cost of 4.03%. The Company had only $30 million in short-term borrowings at September 30, 2010, or approximately 0.3% of total liabilities. The cost of average interest bearing liabilities was 1.44% in the third quarter of 2010, a decrease of 12 basis points on a linked quarter basis. For the month of September 2010, the average cost of interest bearing liabilities was 1.35%.

Asset Quality

The Company’s credit quality statistics were significantly affected by the FDIC-assisted acquisitions. However, the loss share arrangements with the FDIC and discounts on the assets acquired are expected to provide substantial protection against losses on those assets. Under the loss share agreements in connection with the FDIC-assisted acquisitions, the FDIC will cover 80% of the losses on the disposition of loans and OREO up to $1.2 billion, or $965 million (the Company covered the remaining $241 million at the times of acquisition). In addition, the FDIC will cover 95% of losses that exceed a $970 million threshold level. The Company received a discount of approximately $515 million on the purchase of assets in the transactions.

Excluding the FDIC-assisted transactions, NPAs and loans past due 30 days or more decreased during the third quarter of 2010 at the Company. The legacy Company had troubled debt restructurings at September 30, 2010, totaling $18 million, compared to $8 million at June 30, 2010.

Summary Asset Quality Statistics

	IBERIABANK			IBERIABANK fsb			IBERIABANK Corp.
($ thousands)	1Q10*	2Q10*	3Q10*	1Q10	2Q10	3Q10	1Q10*	2Q10*	3Q10*
Nonaccruals	$30,054	$25,512	$23,027	$24,570	$22,537	$18,054	$54,624	$48,049	$41,081
OREO & Foreclosed	4,012	5,037	4,096	11,436	10,177	12,872	15,448	15,214	16,968
90+ Days Past Due	1,852	3,229	2,666	1,316	2,416	4,151	3,168	5,645	6,817

Nonperforming Assets	$35,918	$33,778	$29,789	$37,322	$35,130	$35,077	$73,240	$68,908	$64,865
NPAs/Assets	0.63%	0.54%	0.48%	2.27%	2.11%	2.06%	0.98%	0.86%	0.81%
NPAs/(Loans + OREO)	1.13%	1.04%	0.92%	3.64%	3.49%	3.32%	1.75%	1.62%	1.51%
LLR/Loans	1.38%	1.36%	1.24%	1.98%	2.04%	2.05%	1.53%	1.52%	1.43%
Net Charge-Offs/Loans	0.08%	0.65%	0.60%	1.41%	0.31%	0.48%	0.41%	0.57%	0.57%

*	Excludes the impact of all FDIC-assisted acquisitions

The FDIC-assisted transactions accounted for $908 million, or 93% of the Company’s $972 million in total NPAs at September 30, 2010, and the legacy IBERIABANK Corporation franchise accounted for the remaining $65 million in NPAs. Excluding the FDIC-assisted transactions, NPAs equated to 0.81% of total assets at September 30, 2010, compared to 0.86% at June 30, 2010. On this same basis, total loans past due 30 days or more (including nonaccruing loans) represented 1.48% of total loans at September 30, 2010, an improvement of 42 basis points, compared to 1.90% of total loans at June 30, 2010.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

By Entity:	6/30/09	9/30/09	12/31/09	3/31/10	6/30/10	9/30/10
IBERIABANK (Ex-FDIC Covered Assets)
30+ days past due	0.33%	0.32%	0.58%	0.67%	0.81%	0.32%
Non-accrual	0.47%	0.45%	0.38%	0.94%	0.78%	0.70%

Total Past Due	0.80%	0.77%	0.96%	1.61%	1.59%	1.02%
IBERIABANK fsb
30+ days past due	1.73%	1.09%	1.12%	0.88%	0.60%	1.14%
Non-accrual	1.68%	2.45%	2.78%	2.42%	2.26%	1.73%

Total Past Due	3.41%	3.54%	3.90%	3.30%	2.86%	2.87%
Consolidated (Ex-FDIC Covered Assets)
30+ days past due	0.64%	0.50%	0.72%	0.73%	0.77%	0.52%
Non-accrual	0.74%	0.92%	0.97%	1.31%	1.13%	0.96%

Total Past Due	1.38%	1.42%	1.69%	2.04%	1.90%	1.48%

Consolidated With FDIC Covered Assets
30+ days past due		1.06%	3.60%	3.09%	3.48%	1.98%
Non-accrual		2.79%	12.70%	14.23%	13.01%	12.95%

Total Past Due		3.85%	16.30%	17.32%	16.49%	14.93%

At September 30, 2010, the allowance for loan losses was 2.28%, up compared to 1.67% at June 30, 2010. In accordance with generally accepted accounting principles, the assets acquired in the FDIC-assisted transactions were marked to market at consummation, including estimated loan impairments. Excluding the acquired loans, the Company’s ratio of loan loss reserves to loans decreased from 1.52% at June 30, 2010 to 1.43% at September 30, 2010.

The Company reported net charge-offs of $5 million in the third quarter of 2010, compared to $6 million in the second quarter of 2010. The ratio of net charge-offs to average loans was 0.36% in the third quarter of 2010, compared to 0.44% in the second quarter of 2010. The Company recorded a $5 million loan loss provision in the third quarter of 2010, down 60% compared to the level recorded in the second quarter of 2010. Excluding provision expense associated with the FDIC-assisted acquisitions, the loan loss provision declined from $6 million to $3 million on a linked quarter basis. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio at September 30, 2010.

Investments

Total investment securities increased $160 million, or 9%, to $1.9 billion during the third quarter of 2010. As a percentage of total assets, the investment portfolio increased from 17% at June 30, 2010 to 18% at September 30, 2010. The investment portfolio had a modified duration of 2.4 years at September 30, 2010, compared to 2.7 years at June 30, 2010. The unrealized gain in the investment portfolio decreased $2 million, or 5%, from $38 million at June 30, 2010 to $36 million at September 30, 2010. Based on projected prepayment speeds and other assumptions at September 30, 2010, the portfolio was expected to generate approximately $710 million in cash flows, or about 38% of the portfolio, over the next 15 months. The average yield on investment securities decreased 33 basis points on a linked quarter basis, to 2.90% in the third quarter of 2010. The Company holds in its investment portfolio primarily government agency and municipal securities.

Capital Position

The Company maintains strong capital ratios compared to peers. The equity-to-assets ratio was 12.31% at September 30, 2010, compared to 12.51% at June 30, 2010. At September 30, 2010, the Company reported a tangible common equity ratio of 10.05%, compared to 10.28% at June 30, 2010 and 9.59% one year ago. The Company’s Tier 1 leverage ratio was 10.81%, compared to 11.15% at June 30, 2010 and 11.55% one year ago. The Company’s total risk based capital ratio at September 30, 2010 was 19.90%, compared to 21.72% at June 30, 2010 and 16.83% one year ago. The Company’s tangible common equity to risk weighted assets ratio was 17.23%, compared to 18.60% at June 30, 2010, and 13.38% one year ago.

Regulatory Capital Ratios

At September 30, 2010

Capital Ratio	Well Capitalized	IBERIABANK	IBERIABANK fsb	IBERIABANK Corporation

Tier 1 Leverage	5.00%	7.63%	9.60%	10.81%
Tier 1 Risk Based	6.00%	14.18%	11.80%	18.64%
Total Risk Based	10.00%	15.44%	13.04%	19.90%

At September 30, 2010, book value per share was $48.37, up $0.06, compared to June 30, 2010, and up 17% compared to one year ago. Tangible book value per share decreased $0.21 over that period to $38.50, and up 33% compared to one year ago.

On September 15, 2010, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 2.56%, based on the closing stock price of the Company’s common stock on October 26, 2010 of $53.14 per share. This price equated to 1.10 times September 30, 2010 book value per share of $48.37 and 1.38 times tangible book value per share of $38.50.

Interest Rate Risk Position

The Company’s interest rate risk modeling at September 30, 2010 indicated the Company is asset sensitive over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates is estimated to increase net interest income over 12 months by approximately 5.7%. Similarly, a 100 basis point decrease in interest rates is expected to decrease net interest income by approximately 0.6%. At September 30, 2010, approximately 50% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 46%. Approximately 70% of the Company’s time deposit base will re-price within 12 months from September 30, 2010.

Operating Results

The Company’s average excess liquidity position decreased from approximately $1.1 billion to $1.0 billion on a linked quarter basis, maintaining pressure on the yield on earning assets. The yield on average investment securities and loans declined 33 and 36 basis points, respectively, on a linked quarter basis. The average earning asset yield decreased 25 basis points, while the cost of interest bearing deposits and liabilities decreased 14 and 12 basis points, respectively. As a result, the net interest spread and margin declined 12 and 14 basis points, respectively, on a linked quarter basis. Tax- equivalent net interest income decreased $1 million, or 1%, on a linked quarter basis, as average earning assets increased $344 million, or 4%, on a linked quarter basis.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10
Earning Asset Yield	4.99%	4.66%	4.64%	4.45%	4.38%	4.13%
Cost Of Int-Bearing Liabs	2.12%	1.96%	1.74%	1.47%	1.56%	1.44%

Net Interest Spread	2.87%	2.69%	2.90%	2.97%	2.82%	2.70%
Net Interest Margin	3.17%	3.02%	3.13%	3.16%	3.05%	2.91%

Aggregate noninterest income increased $6 million, or 20%, on a linked quarter basis. The primary changes on a linked quarter basis were a higher level of gains on the sale of investment securities (up $4 million) and mortgage loans (up $3 million), as well as higher brokerage income (up $1 million), partially offset by lower income on deposit account service charges, credit card fees, and commercial loan income.

The Company’s mortgage origination business experienced substantial strength in the third quarter of 2010. The Company originated $521 million in mortgage loans during the third quarter of 2010, up $79 million, or 18%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 52% of mortgage loan applications in the third quarter of 2010, and approximately 56% between September 30, 2010 and October 15, 2010. The Company sold $466 million in mortgage loans during the third quarter of 2010, up $66 million, or 17%, compared to the second quarter of 2010. Sales margins remained fairly stable on a linked quarter basis. Gains on the sale of mortgage loans totaled $14 million in the third quarter of 2010, an increase of $3 million, or 27%, on a linked quarter basis. The mortgage pipeline was approximately $220 million at September 30, 2010, and has since risen to approximately $236 million at October 15, 2010.

Noninterest expense increased $5 million, or 6%, on a linked quarter basis. In aggregate, one-time merger-related costs totaled $1 million in the third quarter of 2010, compared to $4 million in the second quarter. Excluding one-time merger-related costs, noninterest expense increased $7 million on a linked quarter basis. The drivers of the expense increase were the penalty on the repayment of long-term debt ($3.5 million), and increases in mortgage commissions, other real estate expense, and credit and other loan expense (up approximately $1 million each). The Company incurred approximately $0.3 million in expense associated with the repurchase of mortgage loans from investors during the third quarter of 2010. The combined tangible efficiency ratio of the Company’s financial institution subsidiaries was approximately 62.1% in the third quarter of 2010.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 224 combined offices, including 144 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 54 locations in 12 states.

The Company opened four new bank branch offices since June 30, 2010. Offices were opened in Mobile and Fairhope, Alabama, reaching a total of three offices serving the greater Mobile area. Two additional offices were opened in Houston, Texas, reaching a total of four offices serving the Houston market.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $1.4 billion, based on the NASDAQ closing stock price on October 26, 2010.

The following twelve investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Howe Barnes Hoefer & Arnett, Inc.

•	Keefe, Bruyette & Woods

•	Morgan Keegan & Company, Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

•	Wunderlich Securities

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, October 27, 2010, beginning at 9:30 a.m. Central Time by dialing 1-800-230-1951. The confirmation code for the call is 173672. A replay of the call will be available until midnight Central Time on November 3, 2010 by dialing 1-800-475-6701. The confirmation code for the replay is 173672. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or nonrecurring transactions. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, including the availability of future FDIC-assisted failed bank opportunities, unanticipated losses related to the integration of, and accounting for, acquired businesses and assets and assumed liabilities in FDIC-assisted transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in FDIC-assisted acquisitions, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets and economic conditions in these markets, rapid changes in the financial services industry, dependence on our operational, technological, and organizational infrastructure, hurricanes and other adverse weather events, the volatility and low trading volume of our common stock, and valuation of intangible assets. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended September 30,			For The Quarter Ended June 30,
	2010	2009	%Change	2010	%Change
Income Data (in thousands):
Net Interest Income	$69,933	$40,666	72%	$70,139	(0%)
Net Interest Income (TE) (1)	71,702	42,297	70%	72,730	(1%)
Net Income	13,940	24,952	(44%)	8,840	58%
Earnings Available to Common Shareholders - Basic	13,940	24,952	(44%)	8,840	58%
Earnings Available to Common Shareholders - Diluted	13,652	24,344	(44%)	8,651	58%
Per Share Data:
Earnings Available to Common Shareholders - Basic	$0.52	$1.23	(58%)	$0.33	55%
Earnings Available to Common Shareholders - Diluted	0.52	1.22	(58%)	0.33	58%
Book Value Per Common Share	48.37	41.41	17%	48.31	0%
Tangible Book Value Per Common Share (2)	38.50	28.88	33%	38.71	(1%)
Cash Dividends	0.34	0.34	—	0.34	—
Number of Shares Outstanding:
Basic Shares (Average)	26,840,723	20,253,317	33%	26,804,334	0%
Diluted Shares (Average)	26,460,084	19,944,420	33%	26,506,308	(0%)
Book Value Shares (Period End) (3)	26,872,742	20,623,541	30%	26,865,543	0%
Key Ratios: (4)
Return on Average Assets	0.52%	1.62%		0.34%
Return on Average Common Equity	4.24%	11.77%		2.73%
Return on Average Tangible Common Equity (2)	5.64%	17.26%		3.73%
Net Interest Margin (TE) (1)	2.91%	3.02%		3.05%
Efficiency Ratio	75.3%	44.7%		75.1%
Tangible Efficiency Ratio (TE) (1) (2)	72.6%	43.5%		71.8%
Average Loans to Average Deposits	70.4%	91.0%		70.6%
Nonperforming Assets to Total Assets (5)	9.21%	2.33%		9.93%
Allowance for Loan Losses to Loans	2.28%	1.14%		1.67%
Net Charge-offs to Average Loans	0.36%	2.26%		0.44%
Average Equity to Average Total Assets	12.26%	13.67%		12.56%
Tier 1 Leverage Ratio	10.81%	11.55%		11.15%
Common Stock Dividend Payout Ratio	65.5%	28.1%		103.3%
Tangible Common Equity Ratio	10.05%	9.59%		10.28%
Tangible Common Equity to Risk-Weighted Assets	17.23%	13.38%		18.60%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)	September 30,			June 30, 2010	December 31, 2009
	2010	2009	% Change
ASSETS
Cash and Due From Banks	$99,670	$66,579	49.7%	$93,531	$94,674
Interest-bearing Deposits in Banks	804,012	273,982	193.5%	1,031,205	80,723

Total Cash and Equivalents	903,682	340,561	165.4%	1,124,736	175,397
Investment Securities Available for Sale	1,587,088	1,024,868	54.9%	1,441,994	1,320,476
Investment Securities Held to Maturity	320,707	70,951	352.0%	305,629	260,361

Total Investment Securities	1,907,795	1,095,819	74.1%	1,747,623	1,580,837
Mortgage Loans Held for Sale	171,545	52,796	224.9%	114,914	66,945
Loans, Net of Unearned Income	5,791,378	4,298,845	34.7%	5,760,550	5,784,365
Allowance for Loan Losses	(131,954)	(48,787)	170.5%	(96,000)	(55,768)

Loans, net	5,659,424	4,250,058	33.2%	5,664,550	5,728,597
Loss Share Receivable	906,014	86,955	941.9%	822,858	1,034,734
Premises and Equipment	201,626	130,453	54.6%	195,464	137,426
Goodwill and Other Intangibles	265,266	258,186	2.7%	257,865	260,144
Mortgage Servicing Rights	212	219	(3.3%)	235	229
Other Assets	545,184	251,473	116.8%	448,219	716,093

Total Assets	$10,560,748	$6,466,520	63.3%	$10,376,464	$9,700,402

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$856,882	$628,800	36.3%	$820,254	$874,885
Interest-bearing Deposits	7,407,257	4,146,933	78.6%	7,253,657	6,681,263

Total Deposits	8,264,139	4,775,733	73.0%	8,073,911	7,556,148
Short-term Borrowings	30,190	15,000	101.3%	15,000	90,000
Securities Sold Under Agreements to Repurchase	259,058	193,234	34.1%	184,969	173,351
Long-term Debt	440,915	526,106	(16.2%)	586,130	745,864
Other Liabilities	266,698	105,866	151.9%	218,625	180,824

Total Liabilities	9,261,000	5,615,939	64.9%	9,078,635	8,746,187
Total Shareholders’ Equity	1,299,748	850,581	52.8%	1,297,829	954,215

Total Liabilities and Shareholders’ Equity	$10,560,748	$6,466,520	63.3%	$10,376,464	$9,700,402

INCOME STATEMENT	For The Three Months Ended September 30,			For The Nine Months Ended September 30,
	2010	2009	% Change	2010	2009
Interest Income	$99,818	$63,554	57.1%	$298,655	$184,849
Interest Expense	29,885	22,888	30.6%	89,377	69,620

Net Interest Income	69,933	40,666	72.0%	209,278	115,229
Provision for Loan Losses	5,128	25,295	(79.7%)	31,227	36,110

Net Interest Income After Provision for Loan Losses	64,805	15,371	321.6%	178,051	79,119
Service Charges	6,085	5,983	1.7%	18,361	16,734
ATM / Debit Card Fee Income	2,562	1,958	30.9%	7,444	5,635
BOLI Proceeds and Cash Surrender Value Income	726	729	(0.4%)	2,153	2,163
Gain on Acquisition	—	57,831	(100.0%)	3,781	57,831
Gain on Sale of Loans, net	13,518	7,264	86.1%	31,517	26,602
Gain (Loss) on Sale of Investments, net	4,176	(25)	16931.4%	5,158	5,857
Title Revenue	4,852	4,638	4.6%	13,368	14,349
Broker Commissions	2,320	1,329	74.6%	5,204	3,544
Other Noninterest Income	2,542	1,527	66.4%	8,851	4,278

Total Noninterest Income	36,781	81,234	(54.7%)	95,837	136,993
Salaries and Employee Benefits	40,932	29,161	40.4%	116,323	80,041
Occupancy and Equipment	8,779	5,856	49.9%	24,493	17,269
Amortization of Acquisition Intangibles	1,316	627	109.9%	3,595	1,870
Other Noninterest Expense	29,344	18,896	55.3%	78,736	48,965

Total Noninterest Expense	80,371	54,540	47.4%	223,147	148,145
Income Before Income Taxes	21,215	42,065	(49.6%)	50,741	67,967
Income Taxes	7,275	17,113	(57.5%)	14,958	25,396

Net Income	$13,940	$24,952	(44.1%)	$35,783	$42,571

Preferred Stock Dividends	—	—	—	—	(3,350)

Earnings Available to Common Shareholders - Basic	13,940	24,952	(44.1%)	35,783	39,221

Earnings Allocated to Unvested Restricted Stock	(288)	(608)	(52.7%)	(716)	(1,035)

Earnings Available to Common Shareholders - Diluted	13,652	24,344	(43.9%)	35,067	38,186

Earnings Per Share, diluted	$0.52	$1.22	(57.7%)	$1.40	$2.22

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
ASSETS
Cash and Due From Banks	$95,687	$95,822	$92,145	$75,435	$59,975
Interest-bearing Deposits in Banks	959,466	1,007,124	387,929	305,371	299,591
Investment Securities	1,919,056	1,617,372	1,569,301	1,327,579	1,074,896
Mortgage Loans Held for Sale	131,944	82,502	50,810	58,785	60,350
Loans, Net of Unearned Income	5,830,711	5,616,203	5,737,876	5,070,584	4,049,351
Allowance for Loan Losses	(92,941)	(63,115)	(55,133)	(49,442)	(45,711)
Loss Share Receivable	865,810	914,437	1,033,377	590,804	38,784
Other Assets	935,828	1,050,169	1,054,224	787,488	592,455

Total Assets	$10,645,561	$10,320,514	$9,870,529	$8,166,604	$6,129,691

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$840,765	$818,985	$824,959	$749,262	$583,229
Interest-bearing Deposits	7,440,136	7,138,919	6,887,249	5,424,348	3,864,927

Total Deposits	8,280,901	7,957,904	7,712,208	6,173,610	4,448,156
Short-term Borrowings	17,402	17,967	32,769	31,054	2,174
Securities Sold Under Agreements to Repurchase	214,411	176,357	168,303	188,339	210,115
Long-term Debt	567,166	639,923	736,458	681,789	536,877
Other Liabilities	260,155	231,875	162,675	174,133	94,189

Total Liabilities	9,340,035	9,024,026	8,812,413	7,248,925	5,291,511
Total Shareholders’ Equity	1,305,526	1,296,488	1,058,116	917,679	838,180

Total Liabilities and Shareholders’ Equity	$10,645,561	$10,320,514	$9,870,529	$8,166,604	$6,129,691

	2010			2009
INCOME STATEMENT	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Interest Income	$99,818	$101,217	$97,620	$85,538	$63,554
Interest Expense	29,885	31,078	28,414	27,982	22,888

Net Interest Income	69,933	70,139	69,206	57,556	40,666
Provision for Loan Losses	5,128	12,899	13,201	9,260	25,295

Net Interest Income After Provision for Loan Losses	64,805	57,240	56,005	48,296	15,371
Total Noninterest Income	36,781	30,704	28,353	196,353	81,234
Total Noninterest Expense	80,371	75,775	67,000	75,114	54,540

Income Before Income Taxes	21,215	12,169	17,358	169,535	42,065
Income Taxes	7,275	3,329	4,354	60,633	17,113

Net Income	$13,940	$8,840	$13,004	$108,902	$24,952

Preferred Stock Dividends	—	—	—	—	—

Earnings Available to Common Shareholders - Basic	$13,940	$8,840	$13,004	$108,902	$24,952

Earnings Allocated to Unvested Restricted Stock	(288)	(189)	(252)	(2,717)	(608)

Earnings Available to Common Shareholders - Diluted	$13,652	$8,651	$12,752	$106,185	$24,344

Earnings Per Share, basic	$0.52	$0.33	$0.60	$5.27	$1.23

Earnings Per Share, diluted	$0.52	$0.33	$0.59	$5.23	$1.22

Book Value Per Share	$48.37	$48.31	$48.29	$46.04	$41.41

Return on Average Assets	0.52%	0.34%	0.53%	5.29%	1.62%
Return on Average Common Equity	4.24%	2.73%	4.98%	46.93%	11.77%
Return on Average Tangible Common Equity	5.64%	3.73%	6.94%	66.25%	17.26%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE	September 30,			June 30, 2010	December 31, 2009
	2010	2009	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$647,657	$519,601	24.6%	$767,502	$975,395
Construction/ Owner Occupied	14,564	19,737	(26.2%)	23,251	32,857

Total Residential Mortgage Loans	662,221	539,338	22.8%	790,753	1,008,252
Commercial Loans:
Real Estate	2,483,420	1,808,787	37.3%	2,484,828	2,500,433
Business	1,415,088	1,005,862	40.7%	1,348,217	1,217,326

Total Commercial Loans	3,898,508	2,814,649	38.5%	3,833,045	3,717,759
Consumer Loans:
Indirect Automobile	266,859	267,801	(0.4%)	268,936	259,339
Home Equity	821,608	525,721	56.3%	722,272	649,821
Automobile	30,511	30,782	(0.9%)	30,640	30,552
Credit Card Loans	42,370	42,527	(0.4%)	42,301	44,561
Other	69,301	78,027	(11.2%)	72,603	74,081

Total Consumer Loans	1,230,649	944,858	30.2%	1,136,752	1,058,354

Total Loans Receivable	5,791,378	4,298,845	34.7%	5,760,550	5,784,365

Allowance for Loan Losses	(131,954)	(48,787)		(96,000)	(55,768)

Loans Receivable, Net	$5,659,424	$4,250,058		$5,664,550	$5,728,597

ASSET QUALITY DATA	September 30,			June 30, 2010	December 31, 2009
	2010	2009	% Change
Nonaccrual Loans	$871,353	$123,304	606.7%	$870,153	$893,441
Foreclosed Assets	173	55	213.8%	12	35
Other Real Estate Owned	57,322	22,906	150.2%	45,831	74,056
Accruing Loans More Than 90 Days Past Due	43,593	4,698	828.0%	113,891	43,952

Total Nonperforming Assets	$972,441	$150,963	544.2%	$1,029,887	$1,011,485

Nonperforming Assets to Total Assets	9.21%	2.33%	294.5%	9.93%	10.43%
Nonperforming Assets to Total Loans and OREO	16.6%	3.49%	375.9%	17.74%	17.27%
Allowance for Loan Losses to Nonperforming Loans (1)	14.4%	38.1%	(62.2%)	9.8%	5.9%
Allowance for Loan Losses to Nonperforming Assets	13.6%	32.3%	(58.0%)	9.3%	5.5%
Allowance for Loan Losses to Total Loans	2.28%	1.14%	100.7%	1.67%	0.96%
Year to Date Charge-offs	$22,638	$29,892	(24.3%)	$14,596	$33,267
Year to Date Recoveries	(6,103)	(1,554)	292.8%	(3,391)	$(2,646)

Year to Date Net Charge-offs	$16,535	$28,338	(41.7%)	$11,205	$30,621

Quarter to Date Net Charge-offs	$5,330	$22,980	(76.8%)	$6,111	$2,283

(1) Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

DEPOSITS	September 30,			June 30, 2010	December 31, 2009
	2010	2009	% Change
Noninterest-bearing Demand Accounts	$856,882	$628,800	36.3%	$820,254	$874,885
NOW Accounts	1,254,498	959,041	30.8%	1,333,120	1,351,609
Savings and Money Market Accounts	3,013,378	1,326,202	127.2%	2,808,412	2,253,065
Certificates of Deposit	3,139,381	1,861,690	68.6%	3,112,125	3,076,589

Total Deposits	$8,264,139	$4,775,733	73.0%	$8,073,911	$7,556,148

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	September 30, 2010		June 30, 2010		September 30, 2009
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$710,112	7.42%	$902,597	7.26%	$501,196	5.60%
Commercial Loans (TE) (1)	3,918,156	5.88%	3,644,349	6.22%	2,614,911	4.74%
Consumer and Other Loans	1,202,443	6.21%	1,069,257	6.81%	933,244	6.42%

Total Loans	5,830,711	6.14%	5,616,203	6.50%	4,049,351	5.23%
Mortgage Loans Held for Sale	131,944	4.26%	82,502	4.65%	60,350	4.72%
Investment Securities (TE) (1)(2)	1,843,511	2.90%	1,573,403	3.23%	1,040,275	4.03%
Other Earning Assets	1,898,123	(0.84%)	2,088,590	(0.05%)	380,080	0.24%

Total Earning Assets	9,704,289	4.13%	9,360,698	4.38%	5,530,056	4.66%
Allowance for Loan Losses	(92,941)		(63,115)		(45,711)
Nonearning Assets	1,034,213		1,022,931		645,346

Total Assets	$10,645,561		$10,320,514		$6,129,691

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing liabilities
Deposits:
NOW Accounts	$1,281,554	0.67%	$1,347,510	0.74%	$945,141	0.77%
Savings and Money Market Accounts	2,953,907	1.18%	2,678,399	1.54%	1,222,273	1.31%
Certificates of Deposit	3,204,675	1.71%	3,113,010	1.71%	1,697,513	2.69%

Total Interest-bearing Deposits	7,440,136	1.32%	7,138,919	1.46%	3,864,927	1.78%
Short-term Borrowings	231,813	0.39%	194,324	0.40%	212,289	0.68%
Long-term Debt	567,166	3.35%	639,923	3.01%	536,877	3.75%

Total Interest-bearing Liabilities	8,239,115	1.44%	7,973,166	1.56%	4,614,093	1.96%
Noninterest-bearing Demand Deposits	840,765		818,985		583,229
Noninterest-bearing Liabilities	260,155		231,875		94,189

Total Liabilities	9,340,035		9,024,026		5,291,511
Shareholders’ Equity	1,305,526		1,296,488		838,180

Total Liabilities and Shareholders’ Equity	$10,645,561		$10,320,514		$6,129,691

Net Interest Spread	$69,933	2.70%	$70,139	2.82%	$40,666	2.69%
Tax-equivalent Benefit	1,769	0.07%	2,591	0.08%	1,631	0.12%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$71,702	2.91%	$72,730	3.05%	$42,297	3.02%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Nine Months Ended
	September 30, 2010		September 30, 2009
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$867,399	6.75%	$504,817	5.63%
Commercial Loans (TE) (1)	3,754,208	5.93%	2,439,238	4.70%
Consumer and Other Loans	1,107,893	6.49%	917,286	6.51%

Total Loans	5,729,500	6.16%	3,861,341	5.25%
Mortgage Loans Held for Sale	88,716	4.45%	77,107	4.76%
Investment Securities (TE) (1)(2)	1,653,686	3.16%	1,005,094	4.36%
Other Earning Assets	1,879,796	(0.16%)	219,248	0.40%

Total Earning Assets	9,351,698	4.31%	5,162,790	4.87%
Allowance for Loan Losses	(70,453)		(43,149)
Nonearning Assets	1,003,918		647,334

Total Assets	$10,285,163		$5,766,975

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities
Deposits:
NOW Accounts	$1,341,581	0.72%	$934,387	0.84%
Savings and Money Market Accounts	2,680,060	1.44%	1,110,934	1.42%
Certificates of Deposit	3,132,881	1.61%	1,584,666	2.90%

Total Interest-bearing Deposits	7,154,522	1.38%	3,629,987	1.92%
Short-term Borrowings	209,297	0.39%	190,555	0.74%
Long-term Debt	647,229	3.03%	543,699	4.01%

Total Interest-bearing Liabilities	8,011,048	1.49%	4,364,241	2.13%
Noninterest-bearing Demand Deposits	828,294		569,371
Noninterest-bearing Liabilities	224,850		84,546

Total Liabilities	9,064,192		5,018,158
Shareholders’ Equity	1,220,971		748,817

Total Liabilities and Shareholders’ Equity	$10,285,163		$5,766,975

Net Interest Spread	$209,278	2.82%	$115,229	2.74%
Tax-equivalent Benefit	6,193	0.08%	4,385	0.11%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$215,471	3.04%	$119,614	3.07%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollars in thousands)

	For The Quarter Ended
	9/30/2010	6/30/2010	9/30/2009
Net Interest Income	$69,933	$70,139	$40,666
Effect of Tax Benefit on Interest Income	1,769	2,591	1,631

Net Interest Income (TE) (1)	71,702	72,730	42,297

Noninterest Income	36,781	30,704	81,234
Effect of Tax Benefit on Noninterest Income	391	386	393

Noninterest Income (TE) (1)	37,172	31,090	81,627

Total Revenues (TE) (1)	$108,874	$103,820	$123,924

Total Noninterest Expense	$80,371	$75,775	$54,540
Less Intangible Amortization Expense	(1,316)	(1,269)	(627)

Tangible Operating Expense (2)	$79,055	$74,506	$53,913

Return on Average Common Equity	4.24%	2.73%	11.77%
Effect of Intangibles (2)	1.40%	1.00%	5.49%

Return on Average Tangible Common Equity (2)	5.64%	3.73%	17.26%

Efficiency Ratio	75.3%	75.1%	44.7%
Effect of Tax Benefit Related to Tax Exempt Income	(1.5%)	(2.1%)	(0.7%)

Efficiency Ratio (TE) (1)	73.8%	73.0%	44.0%
Effect of Amortization of Intangibles	(1.2%)	(1.2%)	(0.5%)

Tangible Efficiency Ratio (TE) (1) (2)	72.6%	71.8%	43.5%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.